UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2012

Legacy Reserves LP

(Exact name of registrant as specified in its charter)

Delaware	1-33249	16-1751069
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

303 W. Wall, Suite 1400 Midland, Texas (Address of principal executive offices)	79701 (Zip Code)

Registrant’s telephone number, including area code:  (432) 689-5200

NOT APPLICABLE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Underwriting Agreement

On November 8, 2012, Legacy Reserves LP (the “Partnership”), Legacy Reserves GP, LLC, the general partner of the Partnership, and Legacy Reserves Operating GP LLC and Legacy Reserves Operating LP, each a wholly owned subsidiary of the Partnership, entered into an underwriting agreement (the “Underwriting Agreement”) with Wells Fargo Securities, LLC as representative of the several underwriters named therein (collectively, the “Underwriters”), pursuant to which the Partnership agreed to sell 8,700,000 units representing limited partner interests in the Partnership (the “Units”) at a price to public of $24.800 per Unit ($23.808 per Unit to the Partnership, net of underwriting discount and commissions). Closing of the issuance and sale of the Units is scheduled for November 15, 2012. Pursuant to the Underwriting Agreement, the Partnership granted the Underwriters a 30-day option to purchase up to an additional 1,305,000 Units on the same terms and conditions as those Units sold by the Partnership.

The offering of the Units has been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to an effective registration statement on Form S-3 (Registration No. 333-174434) of the Partnership (the “Registration Statement”), and the prospectus supplement dated November 8, 2012, filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act. Certain legal opinions related to the Registration Statement are filed herewith as Exhibits 5.1 and 8.1.

The Underwriting Agreement provides that the obligations of the Underwriters to purchase the Units are subject to approval of certain legal matters by counsel to the Underwriters and other customary conditions. The Partnership has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make because of any of the those liabilities.

The summary of the Underwriting Agreement in this report does not purport to be complete and is qualified by reference to such agreement, which is filed as Exhibit 1.1 hereto.

Waiver to Second Amended and Restated Credit Agreement

On November 14, 2012, the Partnership entered into a limited waiver (the “Waiver”) to its Second Amended and Restated Credit Agreement, dated as of March 20, 2011, among the Partnership, Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”), and the lenders party thereto (the “Lenders”, and such agreement, as amended, restated, modified or supplemented, the “Credit Agreement”). Under the terms of the Waiver, the Lenders have agreed to waive: (a) the Partnership’s compliance with the interest rate hedging covenant in the Credit Agreement from the date of the repayment of outstanding borrowings under the Credit Agreement with proceeds from the issuance and sale of the Units pursuant to the Underwriting Agreement through and including the earlier of (i) January 31, 2013 and (ii) the date of the redetermination of the borrowing base in connection with the closing of the previously announced acquisition of certain assets from Concho Resources, Inc. (the “Acquisition”); (b) the requirement that the Partnership pay breakage costs, if any, in connection with the payment of outstanding borrowings under the Credit Agreement described in clause (a); (c) the requirement that the borrowing base be automatically reduced in accordance with the Credit Agreement as a result of an issuance of senior notes by the Partnership from November 14, 2012 through the earlier of (i) January 31, 2013 and (ii) the date of the redetermination of the borrowing base in connection with the Acquisition; and (d) in the event that the Acquisition does not close on or prior to January 31, 2013, certain restrictions contained in the Credit Agreement so as to permit the Partnership to redeem in full any senior notes, together with accrued and unpaid interest thereon, with proceeds held in escrow from the issuance of such senior notes.

As of November 9, 2012, the Partnership had approximately $522 million of borrowings outstanding under the Credit Agreement, which amount includes a customary $52 million deposit made towards the purchase price of the Acquisition.  The next borrowing base redetermination is scheduled for April 2013.  However, the Partnership intends to seek an interim redetermination of the borrowing base in connection with the closing of the Acquisition.

Item 9.01.  Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit Number	Description
Exhibit 1.1	Underwriting Agreement dated November 8, 2012.

Exhibit 5.1	Opinion of Andrews Kurth LLP.

Exhibit 8.1	Opinion of Andrews Kurth LLP relating to tax matters.

Exhibit 23.1	Consents of Andrews Kurth LLP (included in Exhibits 5.1 and 8.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Legacy Reserves LP

	By:	Legacy Reserves GP, LLC,
its General Partner

Date: November 15, 2012	By:	/s/ Dan G. LeRoy
	Name:	Dan G. LeRoy
	Title:	Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description
Exhibit 1.1	Underwriting Agreement dated November 8, 2012.

Exhibit 5.1	Opinion of Andrews Kurth LLP.

Exhibit 8.1	Opinion of Andrews Kurth LLP relating to tax matters.

Exhibit 23.1	Consents of Andrews Kurth LLP (included in Exhibits 5.1 and 8.1).